Exhibit 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this   day  of August, 2020, between   ARE-NC REGION NO. 14, LLC, a Delaware limited liability company (“Landlord”), and BEAM THERAPEUTICS INC., a Delaware corporation (“Tenant”).

Building:

That certain to-be-constructed 1-story building with Mezzanine Space (as defined in Section 43(u)) to be known as 10 Davis Drive, Research Triangle Park, North Carolina, located on the parcel of land described on Exhibit B-1 (the “Property”).

Premises:	The entire Building, containing approximately 100,000 rentable square feet, as shown on Exhibit A, subject to adjustment pursuant to Section 5.

Project:

The real property on which the Building in which the Premises are located, as well as those other existing or to-be-constructed buildings known or to be known as 4 Davis Drive, 6 Davis Drive and 8 Davis Drive, and the land on which they are or will be located, together with all existing and future improvements thereon and appurtenances thereto, the planned configuration of which is shown on Exhibit B-2.

2582545000Base Rent:

Initially, $      per rentable square foot of the Premises per year (excluding, during   the Base Term, the Mezzanine Space regardless of whether or not it has been converted to Occupiable Mezzanine Space (as defined in Section 43(u))), subject to adjustment pursuant to Sections 4 and 5 hereof.

Rentable Area of Premises and Building: 100,000 sq. ft., subject to adjustment pursuant to Section 5.

Rentable Area of Project: 349,275 sq. ft., subject to adjustment pursuant to Section 5.

Tenant’s Share of Operating Expenses of Building: 100%

Building’s Share of Operating Expenses of Project:	28.63%, subject to adjustment pursuant to Section 5 and Section 43(u).

Security Deposit: $

Target Commencement Date: August 1, 2021

Rent Adjustment Percentage:%

Base Term:

Beginning on the Commencement Date and ending 180 months from the first day of the first full month following the Rent Commencement Date. For clarity, if the Rent Commencement Date occurs on the first day of a month, the expiration of the Base Term shall be measured from that date. If the Rent Commencement Date occurs on a day other than the first day of a month, the expiration of the Base Term shall be measured from the first day of the following month.

Permitted Use: Laboratory, bio-manufacturing, related research and development  functions,  warehouse, office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:Landlord’s Notice Address:

Alexandria Real Estate Equities, Inc.26 North Euclid Avenue PO Box 896541Pasadena, CA 91101

Charlotte, NC 28289-6541Attention: Corporate Secretary

Tenant’s Notice Address PriorTenant’s Notice Address After

to Rent Commencement Date:the Rent Commencement Date:

26 Landsdowne Street, Floor 226 Landsdowne Street, Floor 2

Cambridge, MA 02139Cambridge, MA 02139

Attention:  Chief Legal OfficerAttention: Chief Legal Officer

With a copy to:

10 Davis Drive

Durham, NC 27709 Attention: Brian Riley

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X]  EXHIBIT A - PREMISES DESCRIPTION[X] EXHIBIT B - DESCRIPTION OF PROJECT

[X]  EXHIBIT C - WORK LETTER[X] EXHIBIT D - COMMENCEMENT DATE

[X] EXHIBIT E - RULES AND REGULATIONS [X] EXHIBIT F - TENANT’S PERSONAL PROPERTY

[X]  EXHIBIT G - PARKING[X] EXHIBIT H - SHARED SPACE CONSENT

[X]	EXHIBIT I - BASE RENT CALC. EXAMPLE [X] EXHIBIT J - SIGNAGE

1.Lease of Premises. Upon and subject to all of the terms and conditions  hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project located outside the Building which are for the non-exclusive use of occupants of the Project including, without limitation, (a) the Project Amenities (as defined below) and related pathways of ingress and egress (including such pathways located within other buildings at the Project, if applicable) required for access to the Project Amenities, (b) pedestrian sidewalks, (c) landscaped areas,

(d) common driveways, parking areas and access roads, and (e) common bicycle storage, if any, are collectively referred to herein as the “Common Areas.” Appurtenant to Tenant’s lease of the Premises, Tenant shall have the non-exclusive right, in common with others having the right thereto, to use the Common Areas. Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s use of the Premises for the Permitted Use. From and after the Commencement Date through the expiration of the Term, Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, or the performance by Landlord of any installation, maintenance or repairs for which Landlord is responsible under this Lease, and otherwise subject to the terms of this Lease.

Landlord and Tenant acknowledge and agree that Landlord’s planned re-development of the Project contemplates certain common amenities serving the Project (the “Project Amenities”). The location within the Project, size, scope and, except as otherwise expressly provided in the following sentence, the type of amenities included as part of the Project Amenities shall be in Landlord’s sole and absolute discretion. The Project Amenities may include conferencing facilities and shall, subject to Force Majeure, casualty or a Taking (as defined in Section 19 below) at a minimum include a café/food amenity (the “Food Amenity”) and a fitness center (the “Fitness Center”); provided; however, that Landlord shall have the right at any time and from time to time after the Project Amenities Availability Date to reconfigure, relocate, modify and/or make repairs or improvements to any of the Project Amenities and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Project Amenities; provided, however, that in no event shall Landlord have the right to permanently close the Food Amenity or the Fitness Center.

2.Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to deliver the Premises for Tenant’s construction of the Tenant Improvements pursuant to the Work Letter in Tenant Improvement Work Readiness Condition on or before the Target Commencement Date (“Delivery” or “Deliver”). If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. Notwithstanding anything to the contrary contained herein,  if Landlord fails to Deliver the Premises to Tenant (i) by(as such date may be extended for Force Majeure delays (as defined in Section 34) and Tenant Delays, “Initial Abatement Date”), Base Rent shall be abated 1 day for each day after the Initial Abatement Date (as such date may be extended for Force Majeure delays and Tenant Delays) through the Second Abatement Date that Landlord fails to Deliver the Premises to Tenant, (ii) by(as such date may be extended for Force Majeure delays and Tenant Delays, “Second Abatement Date”), Base Rent shall be abated 2 days for each day after the Second Abatement Date (as such date may be extended for Force Majeure delays and Tenant Delays) through the Third Abatement Date that Landlord fails to Deliver the Premises to Tenant, and (iii) by(as such date may be extended for Force Majeure delays and Tenant Delays, “Third Abatement Date”), and Tenant does not terminate this Lease pursuant to this paragraph, Base Rent shall be abated 3 days for each day after the Third Abatement Date (as such date may be extended for Force Majeure delays and Tenant Delays) that Landlord fails to Deliver the Premises to Tenant. If Landlord has not Delivered the Premises on the Third Abatement Date for any reason other than Force Majeure delays and Tenant Delays, this Lease may be terminated by Tenant by written notice to Landlord (“Termination Notice”), and if so terminated by Tenant: (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. As used herein, the terms “Tenant Improvements” and “Tenant  Improvement Readiness Condition” shall have the meanings set forth for such terms in the work letter attached hereto as Exhibit C (the “Work Letter”). If Tenant does not deliver a Termination Notice to Landlord on or before(as such date may be extended by Force Majeure delays and Tenant Delays), such right to void this Lease shall be waived and this Lease shall remain in full force and effect.

Landlord shall use diligent good faith efforts to obtain approval from the applicable Governmental Authority (as defined in Section 9 below) of the site plan for the Property (subject to conditions of approval reasonably acceptable to Landlord) pursuant to the schedule of milestone dates attached to the Work Letter, which has been mutually agreed to by the parties.

If Tenant delivers a Termination Notice to Landlord and Landlord, within 10 days after Landlord’s receipt of such Termination Notice, Landlord delivers written notice to Tenant (“Landlord’s Response”), along with reasonable evidence, that the Premises will be in Tenant Improvement Readiness Condition within 30 days after Tenant’s receipt of Landlord’s Response, then, notwithstanding Tenant’s Termination Notice, this Lease shall remain in full force and effect. If Landlord fails to deliver the Premises to Tenant  in Tenant Improvement Work Readiness Conditions at the end of such 30-day period (as such period  may be extended by Force Majeure delays and Tenant Delays) then this Lease shall automatically terminate.

The “Commencement Date” shall be the earlier of: (i) the date Landlord Delivers the Premises  to Tenant in Tenant Improvement Work Readiness Conditions; and (ii) the date Landlord could have Delivered the Premises to Tenant in Tenant Improvement Work Readiness Condition but for Tenant Delays. The “Rent Commencement Date” shall be the earliest of:  (x) the date that is 12 months after  the Commencement Date, or (y) the date that Tenant Substantially Completes the Tenant Improvements, or (z) the date that Tenant commences operating its business in all or a portion of the Premises (for the avoidance of doubt, preparing the Premises for operations shall not constitute Tenant operating its business for the purposes of this subsection (z)); provided, however, that (A) in no event shall the Rent Commencement  Date  occur prior toand (B) the Rent Commencement Date shall be extended 1 day for each day of Landlord Delay (as defined in the Work Letter) that occurs following the Commencement Date. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base

Term, as defined above on the first page of this Lease and any Extension Terms which Tenant may elect pursuant to Section 39 hereof.

Notwithstanding the foregoing, Landlord and Tenant agree that if, following the Commencement Date, any Governmental Authority having jurisdiction of the Project, as a result of the COVID-19 outbreak in the United States (the “COVID-19 Situation”) declares or implements any public health emergencies and/or imposes governmental guidelines or mandates concerning sheltering in place, the suspension of various services and other business activities, the imposition of limitations on public assembly and construction activities, or other restrictions concerning persons and property (each of the foregoing resulting from the COVID-19 Situation, a “Government Mandate” and collectively, “Government Mandates”), then, to the extent such Government Mandates preclude construction or permitting activities required to prepare space for the operation of laboratory/bio-manufacturing companies in the county and, as such, precludes Tenant from preparing the Premises for use by Tenant of the Premises for the Permitted Use within 12 months after the Commencement Date, then the 12 month period set forth in the immediately preceding paragraph with respect to the Rent Commencement Date shall be delayed 1 day for each day that such Government Mandates remain in effect.

Except as set forth in the Work Letter or as otherwise expressly set forth in this Lease: (i) Tenant shall accept the Premises in their condition as of the Commencement Date; (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent and Operating Expenses.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3.	Rent.

(a)Base Rent. The Security Deposit shall be due and payable concurrently with Tenant’s delivery of an executed copy of this Lease to Landlord. Base Rent for the month in which Rent Commencement Date occurs (or, if the Rent Commencement Date does not occur on the first day of a calendar month, Base Rent for the first full calendar month following the Rent Commencement Date) shall be due and payable on the date that is    days prior to the Rent Commencement Date.  Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof from and after the Rent Commencement Date, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing, or via federally insured wire transfer (including ACH) pursuant to the wire instructions provided by Landlord. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b)	Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) commencing on the “OPEX Commencement Date”, which shall be the earlier of the (x) Rent Commencement Date, and (y) the date that Tenant commences operating its business in all or a portion of the Premises (for the avoidance of doubt, preparing the Premises for operations shall not constitute Tenant operating its business for the purposes of this subsection (y)), Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4.	Base Rent Adjustments.

(a)Initial Base Rent. Notwithstanding anything to the contrary set forth on Page 1 of this Lease, the initial rate of Base Rent payable by Tenant under this Lease during the first 12 months immediately following the Rent Commencement Date (the “Initial Base Rent”) shall be equal to the rate per rentable square foot of the Premises per year that will provide Landlord with a % annual return on Total Project Costs (as defined below) on a triple net basis (the “Annual Return Amount”). Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that (i) commencing on the Rent Commencement Date through the Base Rent Determination Date, Tenant shall pay Initial Base Rent at the rate set forth on page 1 of this Lease, which was determined based on an estimated Annual Return Amount, and (ii) the Initial Base Rent shall be subject to adjustment pursuant to this Section 4(a) following the determination of the Total Project Costs. Landlord shall, within a reasonable period following the (x) final completion of Landlord’s Work (as defined in the Work Letter), (y) the earlier of disbursement of the full amount of the TI Allowance elected to be used by Tenant under the Work Letter or the occurrence of Outside TI Allowance Date (as defined in the Work Letter), (z) the payment by Landlord of the Total Project Costs (as defined below), determine the Initial Base Rent payable on the actual Annual Return Amount (the “Actual Initial Base Rent”), which determination shall be made no later than 18 months after the Rent Commencement Date (the “Base Rent Determination Date”); provided, however, that notwithstanding anything to the contrary contained herein, Landlord shall have the right to adjust the Actual Annual Return Amount to factor in any additional Total Project Costs incurred by Landlord following the Base Rent Determination Date including as a result of the final close-out of any construction matter that occurs after the Base Rent Determination Date, provided that Landlord shall provide Tenant with specific and detailed written notice detailing such additional costs and Tenant shall have the opportunity to verify the same. Landlord shall deliver written notice to Tenant of the actual Annual Return Amount and the Actual Initial Base Rent promptly following the Base Rent Determination Date. Tenant shall commence paying Base Rent under this Lease based on the Actual Initial Base Rent (subject to adjustment pursuant to Section 4(b)) on the first day of the calendar month following the Base Rent Determination Date (the “Base Rent Adjustment Date”). In the event that (i) the actual Annual Return Amount is less than the estimated Annual Return Amount on which the Initial Base Rent was calculated, then the amount of Initial Base Rent shall be reduced based on the actual Annual Return Amount, and (ii) the actual Annual Return Amount is more than the estimated Annual Return Amount on which the Initial Base Rent was calculated, then the amount of Initial Base Rent shall be increased based on the actual Annual Return Amount. If Tenant’s actual payments of Base Rent during the period commencing on the Rent Commencement Date through the Base Rent Adjustment Date exceed the amount of Base Rent per rentable square foot of the Premises that would have been due and payable during such period, then the excess shall be applied by Landlord to Base Rent next coming due until such overage is exhausted. If  the final Annual Return Amount exceeds the Tenant’s actual payments of Base Rent during the period commencing on the Rent Commencement Date through the Base Rent Adjustment Date, the excess shall be due and payable to Landlord by Tenant within 30 days after the Base Rent Adjustment Date. For illustration purposes only, attached to this Lease as Exhibit I is an example reflecting the methodology that will be applied by Landlord to determine Base Rent based on the Total Project Costs and Annual Return Amount.

As used in this Lease, “Total Project Costs” shall mean the sum of all of the costs incurred by Landlord, whether before or after the date of this Lease through Project Close-Out in connection with the Property including, without limitation, a deemed land and infrastructure cost, the design and construction of the Core & Shell of the Building and all related improvements and including, without limitation:

. Landlord shall make its records with respect to the Total Project Costs being incurred by Landlord available to Tenant on an “open book” basis through the design and construction of Landlord’s Work. For the avoidance of doubt, no portion of any contingency amount reflected in Landlord’s Work Budget unused as of the Project Close-Out shall be included in the calculation of Total Project Costs.

“Project Close-Out” is the first date following the Delivery of the Premises to Tenant in Tenant Improvement Work Readiness Condition that (1) all remaining Landlord’s Work has been substantially completed as evidenced by certification from the Architect (as defined in the Work Letter), (2) subject to Section 5 of the Work Letter, the full amount of the TI Allowance elected to be used by Tenant has been disbursed or the Outside TI Allowance Date has occurred such that Tenant is no longer entitled to any unrequested portion of the TI Allowance, (3) all contractors, subcontractors, suppliers, architects and others who supplied labor or materials with respect to Landlord’s Work have been paid in full; and (4) all punch list items in connection with Landlord’s Work have been completed. Notwithstanding  the  foregoing, in no event shall the Project Close-Out occur prior to the Rent Commencement Date.

(b)Annual Adjustments. Base Rent shall be increased on each annual anniversary of the Rent Commencement Date (provided, however, that if the Rent Commencement Date occurs on a day other than the first day of a calendar month, then Base Rent shall be increased on each annual anniversary of the first day of the first full calendar month immediately following the Rent Commencement Date) (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

(c)Additional TI Allowance. In addition to the Tenant Improvement Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Tenant Improvement Allowance. Commencing on the Rent Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the portion of the Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of % per annum over the Base Term, which interest shall begin to accrue on the date that Landlord first disburses such Additional Tenant Improvement Allowance or any portion(s) thereof (“TI Rent”). In the event that the Additional TI  Allowance is disbursed in tranches, interest shall begin to accrue on the amount of each tranche on the date that such tranche is disbursed. The TI Rent shall not be subject to the annual adjustments pursuant to Section 4(a) above. If any portion of the Additional Tenant Improvement Allowance is, subject to the terms of the Work Letter, funded by Landlord after the Rent Commencement Date, the monthly amount of TI Rent payable by Tenant shall be adjustment in order to fully amortize the amounts funded after the Rent Commencement Date in equal monthly payments with interest at a rate of % per annum over the remaining Base Term. Tenant shall have the right, any time after the month after the Rent Commencement Date, to prepay in full the then outstanding and unamortized TI Rent, without penalty. Any TI Rent remaining unpaid as of the expiration or earlier termination of this Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease.

5.Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year. Commencing on the OPEX Commencement Date, and continuing thereafter on the first day of each month during the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Building (including the Building’s Share of all costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project which are not specific to the Building or any other leased premises at the Project) (including, without duplication, (v) Taxes (as defined in Section 9), (w) the cost of upgrades to the Common Areas of the Project or enhanced services provided with respect to the Common Areas of the Project which are intended to encourage social distancing, promote and protect health and physical well- being and/or intended to limit the spread of communicable diseases and/or viruses of any kind or nature (collectively, “Infectious Conditions”), (x) the cost (including, without limitation, any commercially reasonable subsidies which Landlord may provide in connection with the Project Amenities) of the Project Amenities now or hereafter located at the Project, (y) capital repairs, replacements and improvements amortized over the useful life of such capital items, as reasonably determined by Landlord taking into account 24 hours per day, 7 days per week operation of the Building (provided that those Operating Expenses incurred or accrued by Landlord with respect to any capital repairs, replacements or improvements which are for the intended purpose of promoting sustainability (for example, without limitation, by reducing energy usage at the Project) (a “Capital Sustainability Expenditure”) may be amortized over a shorter period, at Landlord’s discretion, to the extent the cost of a Capital Sustainability Expenditure is offset by a reduction in Operating Expenses), and (z) the costs of Landlord’s third party property manager (not to exceed % of base Rent) or, if there is no third party property manager, administration rent in the amount of % of Base Rent), excluding only:

(a)	the original construction costs of the Project and renovation prior to the date of this Lease and costs of correcting defects in such original construction or renovation;

(b)	capital expenditures for expansion of the Project including capital expenditures for the design or construction of additional buildings at the Project;

(c)interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payment of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(d)	depreciation of the Project (except for capital improvements, the cost of which are includable in Operating Expenses);

(e)

advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(f)	legal and other expenses incurred in the negotiation or enforcement of leases;

(g)

completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h)	costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(i)salaries, wages, benefits and other compensation paid to (i) personnel of Landlord or its agents or contractors above the position of the person, regardless of title, who has day-to-day management responsibility for the Project or (ii) officers and employees of Landlord or its affiliates who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project; provided, however, that with respect to any such person who does not devote substantially all of his or her employed time to the Project, the salaries, wages, benefits and other compensation of such person shall be prorated to reflect time spent on matters related to operating, managing, maintaining or repairing the Project in comparison to the time spent on matters unrelated to operating, managing, maintaining or repairing the Project;

(j)

general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses, employee training programs, tenant relationship expenses, recruiting and/or placement fees, health or sports club dues and employee parking and transportation charges for regular commutes (but not for parking and transportation charges for meetings at locations other than the management office) and Landlord’s membership and business organization fees;

(k)

costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building or Project;

(l)

costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(m)penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(n)

overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(o)	costs of Landlord’s charitable or political contributions, or of fine art maintained at the

Project;

(p)

costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(q)	costs incurred in the sale or refinancing of the Property or the Project (or any portion thereof);

(r)net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(s)costs or expenses otherwise includable in Operating Expenses to the extent actually reimbursed under insurance policies required to be maintained by Landlord in accordance with Section 17;

(t)	Operating Expense reserves (including reserves for Taxes);

(u)

rentals of equipment ordinarily considered to be of a capital nature (such as elevators and HVAC systems) except if such equipment is reasonably and customarily leased either temporarily or permanently in the operation of comparable office and laboratory buildings in the Raleigh/Durham area;

(v)	any costs or expenses that are duplicative of maintenance and repair costs and expenses actually paid by Tenant in satisfaction of Tenant’s maintenance and repair obligations pursuant to this Lease;

(w)	costs or expenses occasioned by condemnation that are actually recovered by Landlord in any condemnation awards;

(x)	costs reimbursable to Landlord under any warranty carried by Landlord for the Building or the Project or any portion thereof;

(y)	costs arising from the gross negligence or willful misconduct of Landlord or its agents, and employees;

(z)

costs of repairs and other work occasioned by fire, windstorm, or other casualty for which Landlord is reimbursed by insurance or for which Landlord would have been reimbursed by insurance if Landlord failed to maintain the insurance which Landlord is required to maintain under this Lease;

(aa)any costs incurred to remove, study, test or remediate Hazardous Materials in or about the Premises, the Building or the Project for which Tenant is not responsible under Section 30 hereof;

(bb)the cost of signs at the Project identifying Landlord or other tenants of the Project;

(cc) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

Within 120 days after the end of each calendar year, Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year  exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 120 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 120 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have a regionally or nationally recognized independent public accounting firm or an auditing firm selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than   then Landlord shall reimburse Tenant for all costs   incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.

Following the first full calendar year after the Rent Commencement Date, that part of Operating Expenses which is comprised of Controllable Operating Expenses (as defined below) shall be increased by no more than    per year.   Such limitation of     per year  on increases shall be cumulative year  to year, so that if in any year the increase in cumulative Operating Expenses is more or less than     then  the difference between and the actual percentage increase in that year may be carried forward to any future year, and may be applied in such future year to increase the actual percentage increase (even if more than for such year) subject to the limitation that Controllable Operating Expenses shall not have increased by more than compounded annually since the beginning of the  Term.  “Controllable Operating Expenses” shall mean those Project Operating Expenses for which increases are reasonably within the control of Landlord, and shall specifically not include, without limitation, Taxes, assessments, refuse and/or trash removal, insurance, collectively bargained union wages, electricity and other utilities, and/or those costs and expenses which Landlord reasonably determines to be necessary in connection with the prudent management and operation of the Project. There shall be no limitation on the amount of increase from year to year on Operating Expenses which are not Controllable Operating Expenses.

“Building’s Share of Operating Expenses of Project” shall be the percentage set forth on the first page of this Lease as Building’s Share of Operating Expenses of Project as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter including, without limitation, the addition to the Project of additional buildings (provided that when calculating such changes, the square footage of any Project Amenities shall not be factored into the denominator). Landlord shall, following the approval of the finalized TI Construction Drawings (as defined in the Work Letter) and prior to the Rent Commencement Date, cause the rentable square footage of the Building to be re-measured by the Architect (as defined in the Work Letter) in accordance with the Building Owners and Managers Association (ANSI/BOMA Z65.1-2017) for single-tenant Buildings. If the actual rentable square footage of the Building deviates from the amount specified in the definitions of “Premises,” “Rentable Area of Premises,” or “Rentable Area of Building” on page 1 of this Lease, then, promptly following such measurement, this Lease shall be amended so as to (i) reflect the actual rentable square footage thereof in the definitions of “Premises,” “Rentable Area of Premises,” “Rentable Area of Building” and “Rentable Area of Project,” and (ii) appropriately adjust the amount set forth in the definition of “Building’s Share of Operating Expenses of Project” which was calculated based on the rentable square footages of the Premises, Building and Project originally set forth on page 1. Landlord and Tenant acknowledge and agree that following the date that the square footage of the Project Amenities has been determined by Landlord, the rentable square footage of the Premises shall be increased to include the Premises’ pro rata share of the core factor attributable to the Project Amenities, as reasonably determined by Landlord. Base Rent, as determined pursuant to Section 4(a), shall be payable on a per rentable square foot per year basis on the full rentable square footage of the Premises calculated to reflect the results of the re-measurement and addition of the Premises’ pro rata share of the core factor attributable to the Project Amenities, up to a cap ofsquare feet of Project Amenities. For example, if (1) the then-current Base Rent payable with respect to the Premises as determined pursuant to Section 4 is $      per rentable square foot of the Premises per year, and (2) the Premises’   pro rata share of the core factor attributable to the Project Amenities is equal tosquare feet, then as of the date of such determination, Tenant shall be required to pay Base Rent in the amount of per rentable square foot with respect torentable square feet.

Landlord may equitably increase Tenant’s Share of Operating Expenses of Project for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Building or Project that includes the Premises or that varies with occupancy or use. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6.Security Deposit. Tenant shall deposit with Landlord, upon delivery of an  executed copy of this Lease to Landlord, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth on page 1 of this Lease, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the State of North Carolina. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit until Tenant shall have replaced the expired Letter of Credit with a new Letter of Credit consistent with the requirements herein, at which time Landlord shall refund the amount of the previously drawn Letter of Credit to Tenant less any amounts applied under this Lease. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Landlord’s right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Section 21(c) below. If Landlord draws down on the Letter of Credit in accordance with this Section 6, then Tenant shall, within 10 business days of written demand, deliver a replacement Letter of Credit or an amendment to the existing Letter of Credit reasonably acceptable to Landlord which restores the Letter of Credit to the full amount of the Security set forth on Page 1 of this Lease. Tenant hereby waives the provisions of any law, now or hereafter in force which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 60 days after the expiration or earlier termination of this Lease.

Tenant has advised Landlord that Tenant requires additional time to obtain the Letter of Credit. Tenant is required to deliver an approved and effective Letter of Credit to Landlord no later than 14 days after the mutual execution and delivery of this Lease by the parties. Tenant’s failure to deliver such Letter of Credit to Landlord pursuant to the terms of this paragraph shall constitute a Default under Section 20 of the Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit  to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

If, at any time during the Term of this Lease, (i) Tenant is not then in Default under this Lease, (ii) has not Defaulted under this Lease more than times, and (iii) Tenant  maintains an average equity  market cap in excess of

(collectively, the “Reduction Requirements” and each a “Reduction Requirement”), then, following written request from Tenant along with evidence reasonably satisfactory to Landlord reflecting that the Reduction Requirement reflected in subsection (iii) above has been satisfied, the requirement under this Section 6 for Tenant to maintain a Security Deposit shall terminate and Landlord shall, within a reasonable period thereafter, release the Letter of Credit then held by Landlord.

7.Use. The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. The Permitted Use as defined in this Lease will not result in the voidance of or an increased insurance risk or cause the disallowance of any sprinkler or other credits with respect to the insurance currently being maintained by Landlord. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s particular use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of  any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas. Tenant shall not place any machinery or equipment which would overload the floor in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Building elevators without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

Landlord shall be responsible, at Landlord’s cost and not as part of Operating Expenses, for the compliance of the Common Areas of the Project with Legal Requirements, including the ADA, as of the Commencement Date. Following the Commencement Date, Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) or at Tenant’s expense (to the extent such Legal Requirement is triggered by reason of Tenant’s, as compared to other tenants of the Project, particular use of the Premises, the Tenant Improvements or Tenant’s Alterations) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements. Except as otherwise expressly provided in this paragraph, Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s particular use or occupancy of the Premises, the Tenant Improvements or Tenant’s Alterations. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements related to Tenant’s particular use or occupancy of the Premises, the Tenant Improvements or Tenant’s Alterations, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirements related to Tenant’s particular use or occupancy of the Premises, the Tenant Improvements or Tenant’s Alterations.

Tenant acknowledges that Landlord may, but shall not be obligated to, seek to obtain Leadership in Energy and Environmental Design (LEED), WELL Building Standard, or other similar “green” certification with respect to the Project and/or the Premises, and Tenant agrees to reasonably cooperate with Landlord, at no material cost to Tenant, and to provide such information and/or documentation as Landlord may reasonably request, in connection therewith.

8.Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal toof Rent in effect during the last days of the Term, and (B) if Tenant holds over in excess of days, Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages; provided, however, that if Tenant delivers a written inquiry to Landlord within   days  prior to the expiration or   earlier termination of the Term, Landlord will notify Tenant whether the potential exists for consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9.Taxes. Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or

(ii)based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. If Landlord secures an abatement  or refund for the Project for a period during the Term, Tenant shall receive Tenant’s Share of such abatement or refund (i.e., the net amount after paying all reasonable costs and expenses of securing the abatement or refund, including reasonable attorneys’ fees) as credit to be applied by Landlord against Operating Expenses next coming due (or, if no further Operating Expenses are due from Tenant under this Lease and Tenant is not in Default under this Lease, a cash payment to Tenant). Taxes shall not include any net income taxes or franchise, estate, inheritance, succession, gift or excess profit taxes imposed on Landlord except to the extent such taxes are in substitution for any Taxes payable hereunder, or any penalties for late payment of Taxes. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or  assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributed by the applicable taxing authority to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, Landlord shall have the right, but not the obligation, to pay such Taxes.  Landlord’s reasonable determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord within 30 days of Landlord’s written demand.

Upon written request from Tenant, Landlord shall reasonably cooperate with Tenant, at no cost or liability to Landlord, in Tenant’s efforts to obtain municipal and state incentives available to Tenant with respect to its business conducted at the Premises.

10.

Parking. Subject to all applicable Legal Requirements, Force Majeure, a Taking and the exercise by Landlord of its rights hereunder, Tenant shall have the right, to use 3 parking spaces per 1,000 rentable square feet of the Premises, which parking spaces shall be in those locations identified on

Exhibit G, subject in each case to Landlord’s rules and regulations. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.

11.Utilities, Services. Tenant shall contract directly with utility providers for all water, electricity, heat, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Building is plumbed for such services), and refuse and trash collection (“Utilities”) required and/or utilized by Tenant during the Term. Tenant shall pay directly to such Utility providers prior to delinquency for all such Utilities furnished to Tenant or the Building during the Term (the “Building Utilities”) and shall pay for all maintenance charges for Building Utilities, and any storm sewer charges or other similar charges for Building Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Landlord shall pay, as part of Operating Expenses, for all Utilities to the Common Areas (“Project Utilities”), and any and all maintenance charges for Project Utilities, any storm sewer charges or other similar charges for Project Utilities imposed by any Governmental Authority or Project Utility provider, or any taxes, penalties, surcharges or similar charges thereon. Tenant shall reimburse Landlord for Tenant’s Share of the cost of such Project Utilities as part of Operating Expenses. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or, except as otherwise provided in the immediately following paragraph, the abatement of Rent. For the avoidance of doubt, Tenant shall be responsible for obtaining and paying for its own janitorial services, and refuse and trash collection services for the Premises. Landlord shall contract for the Utilities for the Common Areas of the Project.

Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is due solely to the gross negligence or willful misconduct of Landlord and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Base Rent for each day during which such Service Interruption continues after such business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean the following services: HVAC service, water, sewer and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.

Tenant agrees to provide Landlord with access to Tenant’s water and/or energy usage data on a monthly basis, either by providing Tenant’s applicable utility login credentials to Landlord’s Measurabl online portal, or by another delivery method reasonably agreed to by Landlord and Tenant. The costs  and expenses incurred by Landlord in connection with receiving and analyzing such water and/or energy usage data (including, without limitation, as may be required pursuant to applicable Legal Requirements) shall be included as part of Operating Expenses.

12.Alterations and Tenant’s Property. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration adversely affects the structure or

Building Systems and shall not be otherwise unreasonably withheld, conditioned or delayed. Tenant may construct cosmetic, nonstructural Alterations in the Premises without Landlord’s prior approval if the aggregate cost of all such work does not exceedper Alteration, orin any 12 month period (not including paint and floor coverings which shall not be subject to an annual cap) (a “Notice- Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans, specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 business days in advance of any proposed construction. If Landlord approves any Alterations, Landlord may impose such reasonable conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than 15 days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, within 30 days after written demand therefor from Landlord, an amount equal to Landlord’s reasonable third party out-of-pocket expenses for review of Tenant’s plans for each Alteration. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant  shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Tenant shall pay the cost of Tenant’s Alterations and cause all such Alterations to be completed free and clear of liens. With respect to all Alterations, Tenant shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors  who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.

Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, if requested in writing at the time Tenant submits to Landlord its request for approval of an Installation or at the time Tenant submits notice of a Notice-Only Alteration, Landlord shall, at the time its approval of any such Installation is requested, or at the time it receives notice of a Notice-Only Alteration, notify Tenant whether Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future,

(y)”Tenant’s Property” means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises, and

(z)”Installations” means all property of any kind paid for with the TI Fund, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch.

For the avoidance of doubt, the design and construction of the Tenant Improvements shall be governed by the Work Letter and not this Section 12. Once the finalized TI Construction Drawings for the Tenant Improvements have been approved by Landlord, Landlord shall notify Tenant whether Landlord requires will require that Tenant remove or restore any of the Tenant Improvements at the expiration or earlier termination of the Term.

13.Landlord’s Repairs. Landlord, as an Operating Expense (except to the extent the cost thereof is excluded from Operating Expenses pursuant to Section 5 hereof), shall maintain, or cause to be maintained, the roof and all of the structural, exterior, parking and other Common Areas of the Project, in good operating condition and repair in accordance with the standard customarily maintained by institutional owners of comparable Class A facilities in Research Triangle Park, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 30 days advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Landlord shall use reasonable efforts to minimize interference with Tenant’s operations in the Premises during such planned stoppages of Building Systems and shall use reasonable efforts to coordinate such planned stoppages in advance (except in the case of an emergency) with Tenant.  Tenant shall promptly give Landlord written notice of any repair required for which Landlord is responsible pursuant to this Section, after which Landlord shall make a commercially reasonable effort to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake,  flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14.Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good operating condition and repair in accordance with the standard customarily maintained in Class A facilities in Research Triangle Park (reasonable wear and tear and damage by casualty excepted) all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls, all building systems serving the Building, including HVAC, plumbing, fire sprinklers, elevators (“Building Systems”), and any emergency generator(s) or related systems serving the Premises. Tenant’s obligations under this Section 14 with respect to Building Systems shall include the procurement and maintenance of contracts, in form and substance reasonably satisfactory to Landlord, with copies to Landlord upon Landlord’s written request, for and with contractors reasonably acceptable to Landlord specializing and experienced in the maintenance and repair of the respective Building Systems. Notwithstanding anything to the contrary contained herein, the scope of work of any such contracts entered into by Tenant pursuant to this paragraph shall, at a minimum, comply with manufacturer’s recommended maintenance procedures for the optimal performance of the applicable Building Systems and related equipment. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant written notice of such failure. If Tenant fails to commence cure of such failure within 20 days of Landlord’s written notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 30 days after demand therefor (including reasonable backup outlining such cost); provided, however, that if such failure by Tenant creates or could reasonably be expected to create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. If Tenant consistently fails to perform its obligations under this Section 14 with respect to Building Systems, then Landlord shall have the right, but not the obligation, to provide Tenant with written notice thereof and to assume the maintenance and repair of any or all of the Building Systems if Tenant does not cure Tenant’s failure within 20 days after receipt of such notice. Landlord and Tenant acknowledge and agree that (a) the administrative rent of of Base Rent provided for in Section 5 assumes Tenant’s continued performance of its maintenance and repair obligations with respect to Building Systems pursuant to this Section 14, and (b) if at any time during the Term, Tenant is no longer performing its maintenance and repair obligations with respect to Building Systems pursuant to this Section 14, then such administrative rent shall be increased toof Base Rent. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

Notwithstanding anything to the contrary contained in this Section 14, Tenant’s obligations under this Section 14 shall not include the right or obligation on the part of Tenant to make any structural and/or capital repairs or improvements to the Building or Project, and Landlord shall continue during the Term, as part of Operating Expenses, to be responsible for capital repairs and replacements required to be made to the Building and Project including, without limitation, capital repairs and replacements with respect to Building Systems.

Tenant shall cause any vendors and other service providers hired by Tenant to perform services at the Premises or the Project in connection with Tenant’s obligations under this Section 14 to maintain in effect workers’ compensation insurance as required by Legal Requirements and commercial general liability insurance with coverage amounts reasonably acceptable to Landlord. Tenant shall cause such vendors and service providers to name Landlord and Alexandria Real Estate Equities, Inc. as additional insureds under such policies and shall provide Landlord with certificates of insurance evidencing the required coverages (and showing Landlord and Alexandria Real Estate Equities, Inc. as additional insureds under such policies) prior to the applicable vendor or service provider providing any services to Tenant at the Project.

15.

Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 business days after Tenant receives written notice of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent within 5 days of written demand therefor. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Building or Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16.Indemnification. Subject to the penultimate paragraph of Section 17, Tenant hereby indemnifies and agrees to defend, save and hold Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signatories (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises or the Project arising directly or indirectly out of use or occupancy of the Premises or the Project by Tenant or any Tenant Parties (including, without limitation, any act, omission or neglect by Tenant or any Tenant’s Parties in or about the Premises or at the Project) or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or negligence of Landlord Indemnified Parties. Landlord Indemnified Parties shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further hereby irrevocably waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord Indemnified Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party or Tenant Parties.

Subject to all of the other provisions of this Lease including, without limitation, the waivers provided for in Section 17, Landlord hereby indemnifies and agrees to defend, save and hold Tenant harmless from and against any and all third party Claims for injury or death to persons or damage to property occurring at the Project to the extent caused by the willful misconduct or gross negligence of Landlord.

17.

Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Building and the Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Building and Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s particular use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with employers liability limits of $1,000,000 bodily injury by accident – each accident,

$1,000,000 bodily injury by disease – policy limit, and $1,000,000 bodily injury by disease – each employee; and commercial general liability insurance, with a minimum limit of not less than $5,000,000 per occurrence for bodily injury and property damage with respect to the Premises. The required limited can be satisfied by the combination of a primary and excess or umbrella policies. The commercial  general liability insurance maintained by Tenant shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signatories (collectively, “Landlord Insured Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; not contain a hostile fire exclusion; include contractual liability coverage; and provide primary coverage to

Landlord Insured Parties (any policy issued to Landlord Insured Parties providing duplicate or similar coverage shall be deemed excess over Tenant’s policies, regardless of limits). Tenant shall provide Landlord with 30 days advance written notice of cancellation of such commercial general liability policy. Copies of such policies (if requested by Landlord), or certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant prior to (i) the earlier to occur of (x) the Commencement Date, or (y) the date that Tenant accesses the Premises under this Lease, and (ii) each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Notwithstanding anything in  this Lease to the contrary, neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against (or required to be insured against pursuant to this Lease) under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with tenants occupying similar size premises in the geographical area in which the Project is located.  Any such increases in policy limits  shall consistently applied to all non-retail tenants of the Project.

18.Restoration. If, at any time during the Term, the Building or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Building or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 12 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 10 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant except to the extent to which Landlord receives insurance proceeds for the restoration of improvements from the insurance required to be maintained by Landlord under Section 17, in which case such improvements shall be included as part of Landlord’s restoration), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 10 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in either of which events Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

Tenant, at its expense, following the date that Landlord makes the Premises available to Tenant for Tenant’s repairs or restoration, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, Landlord or Tenant may terminate this Lease if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord delivers notice to Tenant of the estimated Restoration Period. Notwithstanding anything to the contrary contained in this Lease, Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration, provided that such unavailability of insurance proceeds is not the result of Landlord’s failure to maintain the insurance policies required to be maintained by Landlord under Section 17. Rent shall be abated from the date all required Hazardous Materials Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. In the event that no Hazardous Materials Clearances are required to be obtained with respect to such fire or other casualty, the rent abatement shall commence as of the date of discovery of the damage or destruction. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19.Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”) or if there is no access to the Building (other than on a temporary basis), and the Taking would in Landlord’s reasonable judgment materially interfere with or impair Landlord’s ownership or operation of the Building or Project, or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association), then upon written notice by Landlord or Tenant to the other this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses, Building’s Share of Operating Expenses of Project and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20.	Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a)Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant written notice and an opportunity to cure any failure to pay Rent withindays of any such written notice not more thanin any 12 month period and Tenant agrees that such written notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b)

Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed in a manner so that it does not comply with the terms of this Lease, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance before the expiration of the current coverage.

(c)Abandonment. Tenant shall abandon the Premises. Tenant shall not be deemed to  have abandoned the Premises if Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, (i) Tenant completes Tenant’s obligations under the Decommissioning and HazMat Closure Plan in compliance with Section 28, (ii) Tenant has obtained the release of the Premises of all Hazardous Materials Clearances and the Premises are free from any residual impact from the Tenant HazMat Operations and provides reasonably detailed documentation to Landlord confirming such matters, (iii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iv) Tenant continues during the balance of the Term to satisfy and perform all of Tenant’s obligations under this Lease as they come due.

(d)

Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e)Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within the time period required pursuant to Section 15 of this Lease.

(f)

Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or  entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g)Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 business days after a second written notice requesting such document.

(h)Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more  than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 90 days from the date of Landlord’s notice.

21.	Landlord’s Remedies.

(a)

Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent.

(b)Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 6% of the overdue Rent as a late charge. Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within 5 days thereafter. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c)

Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i)

Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;

(ii)Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:

(A)The amount of any unpaid rent which has been earned at the time of such termination; plus

(B)The amount of the unpaid rent for the balance of the Term, discounted to its then present value in accordance with accepted financial practice using a rate reasonably acceptable to Landlord, further discounted by the amount of rent loss that Tenant proves could have been reasonably avoided if Landlord had mitigated damages pursuant to the final sentence of the first paragraph of Section 21(d) below; plus

(C)

Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(D)	At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Section 21(c)(ii)(A) above, the “amount” shall be computed by allowing interest at the Default Rate.

(iii)Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv)

In the event Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v)	Intentionally Omitted.

(d)

Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default. Landlord shall, however, use commercially reasonable efforts to mitigate the damages arising by reason of the termination of this Lease as a result of a Default by Tenant; provided, however, that in no event shall mitigation require Landlord to consider, among other things, (i) any tenant which does not satisfy Landlord’s then current underwriting criteria, in the exercise of Landlord’s sole and absolute discretion, for comparable size premises, (ii) subdividing the Premises unless Landlord elects in its sole and absolute discretion to do so,

(iii)any change in use of the Premises or any alterations which would lessen the value of the leasehold improvements, (iv) granting any tenant improvement allowances, free rent or other lease concessions, or

(v) accepting any tenant if Landlord would have the right to reject such tenant if such tenant were a proposed assignee or sublessee of Tenant including, without limitation, considering the factors described in Section 22(b).

Notwithstanding any contrary provision of this Lease, neither Tenant nor Landlord shall be liable to the other for any indirect, special or consequential damages; provided, however, that this sentence shall not apply to Landlord’s damages (x) as expressly provided for in Section 8, and/or (y) in connection with Tenant’s obligations as more fully set forth in Section 30. In no event shall the foregoing, limit the damages to which Landlord is entitled under this Section 21.

22.	Assignment and Subletting.

(a)General Prohibition. Without Landlord’s prior written consent (which shall be given or withheld pursuant to the terms of Section 22(b) below) subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the- counter market, a transfer or series of transfers whereby 50% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution  of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22. Notwithstanding the foregoing, any public offering of shares or other ownership  interest in Tenant shall not be deemed an assignment.

(b)Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment or Shared Space Arrangement (each as defined below), then at least 15 days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its then-current form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant  its consent. Landlord may, by giving written notice to Tenant within 15 days after receipt of the Assignment Notice: (i) grant such consent (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting), (ii) refuse such consent, in its reasonable discretion; or (iii) with respect to any proposed assignment or transfer of this Lease, or with respect to any proposed subletting for substantially the remainder of the Term of more than  of the Premises, terminate this Lease with respect to the space described in the Assignment   Notice as of the Assignment Date (an “Assignment Termination”). Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would materially lessen the value of the leasehold improvements in the Premises, or would require materially increased services by Landlord;

(3)in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that they may (i) attract or cause negative publicity for or about the Building or the Project, (ii) negatively affect the reputation of the Building, the Project or Landlord, (iii) attract protestors to the Building or the Project, or (iv) lessen the attractiveness of the Building or the Project to any tenants or prospective tenants, purchasers or lenders;

(4)in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project; (6) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (7) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (8) the proposed assignee or subtenant is an entity with whom Landlord is then-currently actively negotiating to lease space in the Project; or (9) the assignment or sublease is prohibited by Landlord’s lender. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee equal to in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common  control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that the parties shall be required to execute Landlord’s standard form of consent to assignment in connection with such Control Permitted Assignment. In addition, Tenant shall have the right to assign this Lease, upon 15 days prior written notice to Landlord ((x) unless Tenant is prohibited from providing such notice by applicable Legal Requirements in which case Tenant shall notify Landlord promptly thereafter, and (y) if the transaction is subject to confidentiality requirements, Tenant’s advance notification shall be subject to Landlord’s execution of a non-disclosure agreement reasonably acceptable to Landlord and Tenant) but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in- interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring this Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the greater of the net worth (as determined in accordance with GAAP) of Tenant as of (A) the Commencement Date, or (B) as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

Notwithstanding anything to the contrary contained in this Lease, Tenant may from time to time enter into license agreements (each, a “Shared Space Arrangement”) with agents, contractors, consultants and other third parties (each, a “Space Occupant”) to use up to of the Premises as

“Shared Space Area” and such Share Space Arrangements shall not require Landlord’s consent under Section 22 of this Lease but Tenant shall be required to provide Landlord with a copy of each such Shared Space Arrangement and, prior to the effective date of each such Shared Space Arrangement and prior to any use of the Premises by such Space Occupant, Tenant and each licensee shall be required to execute Landlord’s consent in the form attached hereto as Exhibit H. The rights set forth in this paragraph are personal to Beam Therapeutics Inc., and any assignee of Beam Therapeutics Inc. pursuant to a Permitted Assignment and, except with respect to such assignee pursuant to a Permitted Assignment, shall not inure to the benefit of any successor, assignee or subtenant of Beam Therapeutics Inc. Tenant shall be fully responsible for the conduct of all Space Occupants and the agents, servants, employees, invitees and contractors of each Space Occupant within the Shared Space Area and the Project, and Tenant’s indemnification obligations set forth in this Lease shall apply with respect to the conduct of such parties within the Shared Space Area and Project.

(c)	Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i)that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under this Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii)A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d)No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the Rent due and payable by a sublessee or assignee (or  a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease, (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs, free rent consistent with market terms, and any design or construction fees and tenant improvement costs directly related to and required pursuant to the terms of any such sublease (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 30 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have  the right to collect such rent.

(e)

No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under this Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f)Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23.

Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging, to the best of Tenant’s knowledge, that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. If Tenant does not respond within 5  days of a second written request for such statement, Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

Upon request by Tenant, Landlord will similarly execute an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not, to Landlord’s knowledge, any uncured defaults on the part of Tenant hereunder, or specifying such defaults if any are claimed and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon. Landlord shall use reasonable efforts to provide  such estoppel certificate to Tenant within 15 business days after Tenant’s written request therefor. Any such statement may be relied upon by any prospective assignee or lender of Tenant.

24.

Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25.	Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26.Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations written notice of which has been delivered to Tenant at any time or from time to time established by Landlord covering use of the Premises and the Project. Such rules and regulations may include, without limitation, rules and regulations relating to the use of the Project Amenities and/or rules and regulations which are intended to encourage social distancing, promote and protect health and physical well-being within the Common Areas of the Project and/or intended to limit the spread of Infectious Conditions. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27.Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon written demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust. As of the date of this Lease, there is no existing Mortgage encumbering the Project.

The subordination of this Lease to a future Mortgage shall be conditioned upon the Holder of any such future Mortgage entering into a subordination, non-disturbance and attornment agreement (“SNDA”) with Tenant with respect to this Lease. The SNDA shall be on the form proscribed by the Holder and, to the extent that the execution of an SNDA is done pursuant to this paragraph (as opposed to a requirement of the Holder), then Tenant shall pay the Holder’s fees and costs in connection with obtaining such SNDA; provided, however, that Landlord shall request that Holder make any reasonable changes to the SNDA requested by Tenant.

28.Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition in the condition following the Substantial Completion of the Tenant Improvements, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 3 months prior to the surrender of the Premises or such earlier date as Tenant may elect to cease operations at the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Decommissioning and HazMat Closure Plan”). Such Decommissioning and HazMat Closure Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Decommissioning and HazMat Closure Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall reasonably request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Decommissioning and HazMat Closure Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of this Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent,  for the reasonable, actual out-of-pocket third party expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Decommissioning and HazMat Closure Plan and to visit the  Premises  and  verify satisfactory completion  of the  same,  which cost shall not exceed. Landlord shall have the unrestricted right to deliver such Decommissioning and HazMat Closure Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Decommissioning and HazMat Closure Plan approved by Landlord, or if Tenant shall fail to complete the approved Decommissioning and HazMat Closure Plan, or if such Decommissioning and HazMat Closure Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the actual cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Upon the expiration or earlier termination of the Term, Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Building and Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29.

Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER  INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30.	Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or during any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises the Building or the Project. Notwithstanding anything to the contrary contained in Section 28 or this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligations set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove existed in the Premises prior to the Commencement Date, (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove migrated from outside the Premises into the Premises, or (iii) contamination caused by Landlord or any Landlord’s employees, agents and contractors, unless in any case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or

(y)	was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(b)Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Rent Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Upon Landlord’s request, or any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises, Tenant shall deliver to Landlord a copy of such Hazardous Materials List. Notwithstanding the foregoing, the Hazardous Materials List shall not be required to include Hazardous Materials contained in products customarily used by tenants in de minimis quantities for ordinary cleaning and office purposes. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Rent Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of  any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Decommissioning and HazMat Closure Plan (to the  extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c)

Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d)Testing. Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises if there is violation of this Section 30 or if contamination for which Tenant is responsible under this Section 30 is identified; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such reasonable non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing for which Tenant is responsible under this Section 30 in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e)	Intentionally Omitted.

(f)

Storage Tanks. If storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks. Notwithstanding anything to the contrary contained herein, Tenant shall have no right to use or install any underground storage tanks at the Project. Notwithstanding anything to the contrary contained herein, subject to the terms and conditions of this Lease and the Work Letter, Tenant may install and maintain fire water containment tanks at locations on the Property reasonably approved by Landlord. Landlord may require Tenant to remove such fire water containment tanks and restore such areas of the Property prior to the expiration or earlier termination of the Term.

(g)Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Decommissioning and HazMat Closure Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(h)Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation  and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall  be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31.Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give written notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

Notwithstanding the foregoing, if any claimed Landlord default hereunder will immediately, materially and adversely affect Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists and telephonic notice to Tenant’s principal contact with Landlord. Landlord shall then have 2 business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. If such claimed Material Landlord Default is not a default by Landlord hereunder, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder. If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion, and shall be entitled to recover the costs of such cure

(but not any consequential or other damages) from Landlord by way of reimbursement from Landlord with no right to offset against Rent, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in this Lease. Landlord shall have the right not to reimburse Tenant as provided for in the preceding sentence and instead dispute Tenant’s entitlement to reimbursement, Tenant’s right to perform such repairs and/or maintenance and/or the amount being requested by Tenant. If Landlord elects, in the exercise of its good faith reasonable discretion, to dispute any of the foregoing matters, Landlord shall notify Tenant in writing of the nature of such dispute within 30 days after receipt of Tenant’s written request for reimbursement. Landlord and Tenant shall meet and discuss the dispute and if Landlord and Tenant fail to reach a resolution of the dispute within 15 days after their meeting, the dispute shall be resolved by arbitration by a single  arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association. If the arbitrator  decides in favor of Tenant, then Landlord shall promptly pay the amount of any award to Tenant. If either party is determined by the arbitrator to be the prevailing party, then such party shall be entitled to have its reasonable attorneys’ fees and costs in connection with such arbitration paid by the other party. If Landlord has not paid to Tenant in full the amount of any such award plus any attorneys’ fees and costs awarded by the arbitrator within 30 days of the date of the arbitrator’s decision, then Tenant shall have  the right to set off against the next monthly payments of Base Rent the amount of the award.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32.Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and  Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign on the Premises stating that the Project is available for sale, or in the last 12 months of the Term, that the Premises are available to let. Landlord shall use reasonable efforts to minimize interference  with Tenant’s business operations at the Premises in connection with its entry into the Premises under this Section 32. Landlord may grant and amend easements, make public dedications, designate Common Areas and create restrictions on or about the Project (excluding the Premises), provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use, materially increases Tenant’s obligations under this Lease, or materially diminishes Tenant’s rights under the Lease. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. Notwithstanding the foregoing, Tenant shall have  the right to designate (on plans provided by Tenant to Landlord, which may be reasonably updated by Tenant from time to time upon notice to Landlord) certain areas of the Premises as limited access areas required to protect the health of persons or security of confidential and proprietary information, which limited access areas shall not be entered into by Landlord or Landlord’s representatives without a Tenant representative, except in the case of an emergency. Landlord shall use reasonable efforts to comply with Tenant’s reasonable security, confidentiality and safety requirements with respect to entering restricted portions of the Premises; provided, however, that Tenant has notified Landlord of such security, confidentiality and safety requirements reasonably prior to Landlord’s entry into the Premises and provided further that in no event shall Tenant bar or prohibit access by Landlord and its employees, agents and contractors for the performance of the obligations of Landlord or the exercise of the rights of Landlord under this Lease.

33.

Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at  Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34.Force Majeure. Except for the payment of Rent and any other amounts payable under this Lease, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, extreme weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, local, regional or national epidemic or pandemic (including COVID-19), delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond their reasonable control (“Force Majeure”). Financial disability or hardship, regardless of the cause of the same, shall never constitute a Force Majeure event.

35.Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other thanLandlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Jones Lang LaSalle, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

36.

Limitation on Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS,

EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

NOTWITHSTANDING ANYTING TO THE CONTRARY CONTAINED IN THIS LEASE, IN NO EVENT SHALL PERSONAL LIABILITY FOR TENANT’S OBLIGATIONS UNDER THIS LEASE BE ASSERTED AGAINST ANY OF TENANT’S OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS.

Tenant acknowledges and agrees that measures and/or services implemented at the Project, if any, intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of Infectious Conditions, may not prevent the spread of such Infectious Conditions. Neither Landlord nor any Landlord Indemnified Parties shall have any liability and Tenant waives any claims against Landlord and the Landlord Indemnified Parties with respect to any loss, damage or injury in connection with (x) the implementation, or failure of Landlord or any Landlord Indemnified Parties to implement, any measures and/or services at the Project intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of Infectious Conditions, or (y) the failure of any measures and/or services implemented at the Project, if any, to limit the spread of any Infections Conditions.

37.

Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38.

Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s reasonable discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Building, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows with something other than a UV coating reasonably acceptable to Landlord, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises.

Tenant shall also have the exclusive right to display, at Tenant’s cost and expense, a sign bearing Tenant’s name and/or logo on the façade of the Building in a location mutually acceptable to Landlord and Tenant (the “Building Sign”). Subject to compliance with applicable Legal Requirements, Landlord hereby approves of Tenant’s signage design for the Building Sign reflected on Exhibit J.  Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s signage on the Building Sign, for the removal of Tenant’s signage on the Building Sign at the expiration or earlier termination of this Lease and for the repair all damage resulting from such removal. So long as this  Lease is not in the future amended such that the Premises is reduced to consist of less than of the rentable square footage of the Building, then (i) Tenant may assign its rights under this paragraph with respect to the Building Sign in connection with an assignment by Tenant of this Lease, and (ii) Landlord shall not grant any other tenant the right to place signage on the Building façade.

39.	Right to Extend Term. Tenant shall have the right to extend the Term of this Lease upon the following terms and conditions:

(a)Extension Rights. Tenant shall have 2 consecutive rights (each, an “Extension Right”) to extend the term of this Lease for 5 years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice (“Exercise Notice”) of its election to exercise each Extension Right at least months prior

(the “Exercise Date”), and no earlier thanmonths prior, to the expiration of the Base Term of this Lease or the expiration of the prior Extension Term.

Upon the commencement of the first Extension Term and on each annual anniversary of the commencement of the first Extension Term, Base Rent shall be adjusted by multiplying the Base Rent payable immediately before such adjustment by the Rent Adjustment Percentage and adding the  resulting amount to the Base Rent payable immediately before such adjustment.

Tenant shall exercise the second Extension Right, if at all, as follows: (i) Tenant shall deliver written notice to Landlord (the “Interest Notice”) not more thanmonths nor less thanmonths prior to the expiration of the first Extension Term stating that Tenant may be interested in exercising its second Extension Right; (ii) Landlord shall deliver written notice (the “Option Rent Notice”) to Tenant within  days after Landlord’s receipt of the Interest Notice setting forth Landlord’s good faith determination of the Market Rate during the second Extension Term; and (iii) if Tenant wishes to exercise its second Extension Right, Tenant shall, on or before the Exercise Date, exercise such second Extension Right by delivering an Exercise Notice to Landlord. Concurrently with Tenant’s delivery of an Exercise Notice to Landlord, Tenant may object, in writing (the “Objection Notice”), to Landlord’s determination of the Market Rate set forth in the Option Rent Notice, in which event such Market Rate shall be determined by arbitration pursuant to Section 39(b) below. If Tenant does not deliver an Objection Notice pursuant to  the immediately preceding sentence, Tenant shall be deemed to have accepted the Market Rate set forth in the Option Rent Notice. Tenant acknowledges and agrees that, if Tenant has delivered an Exercise Notice to Landlord pursuant to this Section 39(a), Tenant shall have no right thereafter to rescind such Exercise Notice or elect not to extend the term of this Lease for the Extension Term subject to the Exercise Notice.

(b)	Arbitration.

(i)Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the second Extension Term. If both parties submit Extension Proposals, then Landlord  and Tenant shall meet within 7 business days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the second Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. If there is a single Arbitrator, the decision of the single Arbitrator shall be final and binding upon the parties. If there are 3 Arbitrators, the average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the second Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the second Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the second Extension Term.

(iii)An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved life sciences, high tech industrial and improved office real estate in the greater Raleigh/Durham metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of life sciences space or high tech space in the greater Raleigh/Durham metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c)

Rights Personal. Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(d)	Exceptions. Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:

(i)	during any period of time that Tenant is in Default under any provision of this Lease; or

(ii)if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.

(e)	No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

(f)

Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease beyond any applicable notice and cure periods; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

40.	5/9 Laboratory Amenities.

(a)Generally. That certain project known as 5-9 Laboratory Drive, Research Triangle Park, North Carolina (the “5-9 Lab Project”) is owned by an affiliate of Landlord (the “5-9 Lab Landlord”). As  of the date of this Lease, these exists a fitness center at the 5-9 Lab Project (the “5-9 Lab Fitness Center”) and, it is anticipated that as of the Rent Commencement Date, a food amenity will existing at the 5-9 Lab Project (“5-9 Lab Food Amenity”).

(b)License. So long as the 5-9 Lab Project and the Project continue to be owned by affiliates of Alexandria Real Estate Equities, Inc., to the extent that the Project Amenities Availability Date has not occurred with respect to the Food Amenity and Fitness Center as of the Rent Commencement then, through Project Amenities Availability Date, Tenant shall have the non-exclusive right (i) to use the then-existing 5-9 Lab Food Amenity, and (ii) subject to sufficient capacity being available, to up to 25 passes to the 5-9 Lab Fitness Center. Notwithstanding anything to the contrary contained herein, Tenant shall have no further rights to use the 5-9 Lab Food Amenity or the 5-9 Lab Fitness Center following the Project Amenities Availability Date.

(c)Rules and Regulations. Tenant shall be solely responsible for paying for any and all purchases made at the 5-9 Lab Food Amenity and for any ancillary services provided in connection with Tenant’s use of the 5-9 Lab Fitness Center (i.e., personal training, fitness classes, etc.). Tenant shall use the 5-9 Lab Food Amenity or the 5-9 Lab Fitness Center in compliance with all applicable Legal Requirements and any rules and regulations imposed by the 5-9 Lab Landlord, or Landlord from time to time and in a manner that will not interfere with the rights of other users. The use of the 5-9 Lab Fitness Center by employees of Tenant shall be in accordance with the terms and conditions of the standard licenses, indemnification and waiver agreement required by the 5-9 Lab Landlord or any operator of the 5-9 Lab Fitness Center to be executed by all persons wishing to use such 5-9 Lab Fitness Center. 5 Lab Landlord shall have no any liability or obligation for the breach of any rules or regulations by other users with respect to the 5-9 Lab Food Amenity or the 5-9 Lab Fitness Center. Tenant shall not make any alterations, additions, or improvements of any kind to any of the 5-9 Lab Food Amenity, the 5-9 Lab Fitness Center or the 5-9 Lab Project.

Provided the same shall not affect Landlord’s obligations with respect to the Food Amenity and Fitness Center as set forth in Section 1 of this Lease, Tenant acknowledges and agrees that the 5-9 Lab Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify or remove the 5-9 Lab Food Amenity or the 5-9 Lab Fitness Center, and/or to revise, expand or discontinue any of the services (if any) provided in connection with the 5-9 Lab Food Amenity or the 5-9 Lab Fitness Center.

(d)Waiver of Liability and Indemnification. Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on 5-9 Laboratory Project. Tenant waives any claims it or any Tenant Parties may have against Landlord, the 5-9 Laboratory Landlord, Alexandria Real Estate Equities, Inc., and all affiliates of Landlord, the 5-9 Laboratory Landlord and Alexandria Real Estate Equities, Inc. (collectively, the “ARE Parties”) relating to, arising out of or in connection with the use by Tenant and/or any Tenant Parties of the 5-9 Lab Food Amenity or the 5-9 Lab Fitness Center and any entry by Tenant and/or any Tenant Parties onto 5-9 Laboratory Project, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the 5-9 Lab Food Amenity or the 5-9 Lab Fitness Center and any entry by Tenant and/or any Tenant Parties onto 5-9 Laboratory Project. Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the 5-9 Lab Food Amenity or the 5-9 Lab Fitness Center by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto 5-9 Laboratory Project, except to the extent caused by the willful misconduct or negligence of any ARE Party. The provisions of this Section 40(d) shall survive the expiration or earlier termination of this Lease.

(e)Insurance. As of the Rent Commencement Date, Tenant shall cause the 5-9 Laboratory Landlord to be named as an additional insured under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Section 17 of this Lease. The requirements under this Section 40(e) shall terminate as of the date that Tenant no longer has access to the 5-9 Lab Food Amenity or the 5-9 Lab Fitness Center pursuant to Section 40(b).

41.Roof Equipment. Tenant shall have the right, at its sole cost and expense (but no obligation to pay Base Rent or additional Operating Expenses), subject to compliance with all Legal Requirements, to install, maintain, and remove on the top of the roof of the Building one or more satellite dishes, communication antennae for the transmission or reception of communication of signals as Tenant may from time to time desire, solar panels or other equipment (which other equipment may, subject to the terms and conditions of this Section 41 and the Work Letter include mechanical penthouses including, but not limited to, a chiller plan, boiler plant and/or supplemental HVAC) (all of which having a diameter and height acceptable to Landlord) (collectively, the “Roof Equipment”) on the following terms and conditions:

(a)Requirements. Tenant shall submit to Landlord (i) the plans and specifications for the installation of the Roof Equipment, (ii) copies of all required governmental and quasi-governmental permits, licenses, and authorizations that Tenant will and must obtain at its own expense, with the cooperation of Landlord, if necessary for the installation and operation of the Roof Equipment, and (iii) an insurance policy or certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance as reasonably required by Landlord for the installation and operation of the Roof Equipment. Landlord shall not unreasonably withhold or delay its approval for the installation and operation of the Roof Equipment; provided, however, that Landlord may reasonably withhold its approval if the installation or operation of the Roof Equipment (A) may damage the structural integrity of the Building, (B) may void, terminate, or invalidate any applicable roof warranty, (C) may adversely interfere with any service provided by Landlord for the Building, (D) may reduce the leasable space in the Building, or (E) is not properly screened from the viewing public.

(b)

No Damage to Roof. If installation of the Roof Equipment requires Tenant to make any roof cuts or perform any other roofing work, such cuts shall only be made only in the manner designated in writing by Landlord; and any such installation work (including any roof cuts or other roofing work) shall be performed by Tenant, at Tenant’s sole cost and expense by a roofing contractor designated by Landlord. If Tenant or its agents shall otherwise cause any damage to the roof during the installation, operation, and removal of the Roof Equipment such damage shall be repaired promptly at Tenant’s expense and the roof shall be restored in the same condition it was in before the damage. Landlord shall not charge Tenant Additional Rent for the installation and use of the Roof Equipment. If, however, Landlord’s insurance premium or Tax assessment increases as a result of the Roof Equipment, Tenant shall pay such increase as Additional Rent within ten (10) days after receipt of a reasonably detailed invoice from Landlord. Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under this Lease if for any reason Tenant is unable to use the Roof Equipment. In no event whatsoever shall the installation, operation, maintenance, or removal of the Roof Equipment by Tenant or its agents void, terminate, or invalidate any applicable roof warranty.

(c)

Protection. The installation, operation, and removal of the Roof Equipment shall be at Tenant’s sole risk. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including, but not limited to, attorneys’ fees) of every kind and description that may arise out of or be connected in any way with Tenant’s installation, operation, or removal of the Roof Equipment.

(d)	Removal. At the expiration or earlier termination of this Lease or the discontinuance of the use of the Roof Equipment by Tenant, Tenant shall, at its sole cost and expense, remove the Roof

Equipment from the Building. Tenant shall leave the portion of the roof where the Roof Equipment was located in good order and repair, reasonable wear and tear excepted. If Tenant does not so remove the Roof Equipment, Tenant hereby authorizes Landlord to remove and dispose of the Roof Equipment and charge Tenant as Additional Rent for all costs and expenses incurred by Landlord in such removal and disposal. Tenant agrees that Landlord shall not be liable for any Roof Equipment or related property disposed of or removed by Landlord.

(e)	Access. Landlord grants to Tenant the right of ingress and egress on a 24 hour 7 day per week basis to install, operate, and maintain the Roof Equipment.

(f)	Appearance. If permissible by Legal Requirements, the Roof Equipment shall be painted the same color as the Building so as to render the Roof Equipment virtually invisible from ground level.

42.

No Assignment. Tenant shall not assign, convey, or otherwise transfer to any person or entity any right, title or interest in all or any portion of the Roof Equipment or the use and operation  thereof other than in connection with an assignment of Tenant’s interest in this Lease, which, for the avoidance of doubt, would include subleases, licenses, and other agreements to use or occupy all or any portion of the Premises.

43.	Miscellaneous.

(a)

Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b)Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c)Financial Information. Upon written request from Landlord, Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements within 90 days of the end of each of Tenant’s fiscal years during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (iii) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders. So long as Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 43(c) shall not apply.

(d)

Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(e)

Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f)

Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g)

Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h)	Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the State of North Carolina, excluding any principles of conflicts of laws.

(i)	Time. Time is of the essence as to the performance of Tenant’s and Landlord’s obligations under this Lease.

(j)	OFAC. Tenant and, to Tenant’s knowledge, all beneficial owners of Tenant are currently

(a)in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k)Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control (other than the Rules and Regulations attached hereto as Exhibit E, in which case this Lease shall control).

(l)

Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m)No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n)

Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in

Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(o)

Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

(p)HazMat Storage Area. Notwithstanding anything to the contrary contained in the Lease, in connection with Tenant’s use and occupancy of the Premises, Tenant shall have the right to install a Hazardous Materials storage shed (the “HazMat Storage Shed”) for the storage of Tenant’s Hazardous Materials at the Project in a location mutually acceptable to Landlord and Tenant. Tenant shall also  install, at Tenant’s cost, any related screening required by Legal Requirements and/or any related screening reasonably required by Landlord with respect to the HazMat Storage Shed. Tenant shall have all of the obligations under the Lease with respect to the HazMat Storage Shed as though the HazMat Storage Shed were part of the Premises, excluding the obligation to pay Base Rent or additional Operating Expenses. Tenant shall maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, and take or cause to be taken all other actions necessary or required under applicable Legal Requirements in connection with the use of the HazMat Storage Shed. If the HazMat Storage Shed is located in the parking area serving the Building, then the number of parking spaces which Tenant has the right to use pursuant to Section 10 shall be reduced by the number of parking spaces impacted by the HazMat Storage Shed. Landlord shall have no obligation to make any repairs or other improvements to the HazMat Storage Shed and Tenant shall maintain the same, at Tenant’s sole cost and expense, in substantially the same condition as received during the term as though the same were part of the Premises. Tenant shall, at Tenant’s sole cost and expense, surrender the HazMat Storage Shed at the expiration or earlier termination of the term of the Lease free of any debris and trash and free of any Hazardous Materials in accordance with the requirements of Section 28 of this Lease.

(q)Utility Pads. Notwithstanding anything to the contrary contained in this Lease, in connection with Tenant’s use and occupancy of the Premises, Tenant shall have the right to install 1 or more utility pads (the “Utility Pads”) for the placement of generators and/or other equipment serving the Building, which Utilities Pads shall be in locations mutually acceptable to Landlord and Tenant. Tenant shall also install, at Tenant’s cost, any related screening required by Legal Requirements and/or any related screening reasonably required by Landlord with respect to the Utility Pads. Tenant shall have all  of the obligations under the Lease with respect to the Utility Pads as though the Utility Pads were part of the Premises, excluding the obligation to pay Base Rent or additional Operating Expenses. Tenant shall maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, and take or cause to be taken all other actions necessary or required under applicable Legal Requirements in connection with the use of the Utility Pads. If the Utility Pads are located in the parking area serving the Building, then the number of parking spaces which Tenant has the right to use pursuant to Section 10 shall be reduced by the number of parking spaces impacted by the Utility Pads. Landlord shall have no obligation to make any repairs or other improvements to the Utility Pads and Tenant shall maintain the same, at Tenant’s sole cost and expense, in substantially the same condition as received during the term as though the same were part of the Premises. Tenant shall, at Tenant’s sole cost and expense, surrender the Utility Pads at the expiration or earlier termination of the term of the Lease free of any debris and trash and free of any Hazardous Materials in accordance with the requirements of Section 28 of this Lease.

(r)	Outdoor Seating Area.Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to place outdoor furniture reasonably acceptable to Landlord (the

“Outdoor Furniture”) in a location adjacent to the Building reasonably acceptable to Landlord and  Tenant (the “Outdoor Seating Area”). Tenant shall have all of the obligations under the Lease with respect to the Outdoor Seating Area as though the Outdoor Seating Area were part of the Premises, excluding the obligation to pay Base Rent or additional Operating Expenses. Landlord shall have no obligation to make any repairs or other improvements to the Outdoor Seating Area and Tenant shall maintain the same, at Tenant’s sole cost and expense, in good repair and condition during the Term as though the same were part of the Premises. Other than placing the Outdoor Furniture in the Outdoor Seating Location, Tenant shall not make any alterations, additions, or improvements to the Outdoor Seating Area of any kind whatsoever. Tenant acknowledges and agrees that third parties will have the ability to physically access the Outdoor Seating Area. Notwithstanding the foregoing, Landlord shall not expressly grant any third party rights to use the Outdoor Area.

(s)

Walking Path. Landlord and Tenant acknowledge that the Site Improvements for the Property may include a walking path. To the extent that the Site Improvements include a walking path, Landlord shall use good faith efforts to configure the walking path in a manner that would avoid having  the walking path cross over any driveway designated for the ingress and egress of trucks to and from the loading docks of the Building (the “Truck Access Way”). If the final design of the Site Improvements includes a walking path and the walking path does, notwithstanding Landlord’s good faith efforts, cross the Truck Access Way (each point of crossing, a “Pedestrian Crossway”), Landlord shall (i) appropriately mark, as reasonably determined by Landlord or as otherwise required by Legal Requirements, any such Pedestrian Crossway as a pedestrian crossing, and (ii) implement other protocols for pedestrian safety at each such Pedestrian Crossway, as determined reasonably necessary or prudent by Landlord or as required by Legal Requirements.

(t)

Future Buildings. Tenant acknowledges that the Building is part of a larger campus and that additional buildings may be constructed directly adjacent to the Building any time after the mutual execution of this Lease by the parties (any such building, a “Future Building”).

(u)Mezzanine Space. Landlord and Tenant acknowledge and agree that Tenant may not use any portion of the TI Allowance to construct Tenant Improvements in the mezzanine portion of the Building (the “Mezzanine Space”) to convert the Mezzanine Space to Occupiable Mezzanine Space and that as of date of the TI Substantial Completion under the Work Letter, the Mezzanine Space will not be built out as occupiable space. So long as the Mezzanine Space remains in unoccupiable condition and Tenant does occupy the Mezzanine Space for any business purpose, the rentable square footage of the Mezzanine Space shall not be included in the rentable square footage of the Premises. For  the avoidance of doubt, Tenant shall have the right at any time during the Term, subject to the terms and conditions of this lease including, without limitation, Section 12, to construct improvements in the Mezzanine Space desired by Tenant pursuant to plans and specifications reasonably approved by Landlord to convert all or a portion of the Mezzanine Space to occupiable space. To the extent that all or any portion of the Mezzanine Space is converted to occupiable space (any such space, the “Occupiable Mezzanine Space”) then, as of the date(s) that any such Occupiable Mezzanine Space becomes occupiable (i) the rentable square footage of the Premises shall be increased by the rentable square footage of the Occupiable Mezzanine Space, and (ii) the Building’s Share of Operating of Project shall be appropriate adjusted to reflect such additional rentable square footage of the Occupiable Mezzanine Space. During the Base Term, Base Rent shall not be adjusted in connection with any increase in the rentable square footage in the Premises to include Occupiable Mezzanine Space.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

BEAM THERAPEUTICS INC.,

a Delaware corporation

By: Its:

LANDLORD:

ARE-NC REGION NO. 14, LLC,

a Delaware limited liability company

By:ALEXANDRIA REAL ESTATE EQUITIES, L.P.,

a Delaware limited partnership, managing member

By:ARE-QRS CORP.,

a Maryland corporation, general partner

By: Its: